                                                                EXHIBIT 99(a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                            Cobra Golf Incorporated

                                      at

                             $36.00 Net Per Share

                                      by

                                  HCAC, Inc.
                         a wholly-owned subsidiary of

                             American Brands, Inc.

                                ---------------

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00  MIDNIGHT,
                NEW YORK  CITY TIME,  ON TUESDAY,  JANUARY  23,
                        1996, UNLESS EXTENDED.

                                ---------------

THE  OFFER IS CONDITIONED  UPON, AMONG OTHER THINGS,  (i) THERE BEING  VALIDLY
 TENDERED AND NOT WITHDRAWN PRIOR TO  THE EXPIRATION OF THE OFFER SUCH NUMBER
  OF SHARES OF COMMON STOCK WHICH WOULD CONSTITUTE A MAJORITY OF (X) THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS) AND (Y) THE
   OUTSTANDING  SHARES  OF COMMON  STOCK  (DETERMINED  ON A  FULLY  DILUTED
    BASIS) NOT OWNED BENEFICIALLY OR  OF RECORD BY THE COMPANY'S DIRECTORS
    OR  OFFICERS,  (ii)  THE  EXPIRATION OR  TERMINATION  OF  ALL  WAITING
     PERIODS  UNDER THE HART-SCOTT-RODINO  ANTITRUST IMPROVEMENTS  ACT OF
      1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO
       THE OFFER AND (iii) THE OTHER CONDITIONS DESCRIBED HEREIN.

                                ---------------

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 18, 1995, AMONG AMERICAN BRANDS, INC., HCAC, INC. AND COBRA GOLF INCORPORATED. THE BOARD OF DIRECTORS OF COBRA GOLF INCORPORATED HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, AND THE OFFER AND THE MERGER CONTEMPLATED THEREBY, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (AS HEREINAFTER DEFINED) AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares (as hereinafter defined) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary, and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                                ---------------

                     The Dealer Manager for the Offer is:

                             MORGAN STANLEY & CO.
                                 Incorporated

December 22, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................    3
 1.Terms of the Offer.....................................................    5
 2.Procedures for Accepting the Offer and Tendering Shares................    7
 3.Withdrawal Rights......................................................   10
 4.Acceptance for Payment and Payment.....................................   10
 5.Certain Tax Consequences...............................................   11
 6.Price Range of the Shares; Dividends...................................   12
 7. Possible Effects of the Offer on the Market for the Shares; Stock
    Quotation; Exchange Act Registration; Margin Regulations..............   13
 8.Certain Information Concerning the Company.............................   14
 9.Certain Information Concerning the Parent and the Purchaser............   18
10.Source and Amount of Funds.............................................   21
11.Background of the Offer; Contacts with the Company.....................   21
12.Purpose of the Offer and the Proposed Merger; Plans for the Company....   24
13.The Merger Agreement; the Stock Option and Tender Agreement............   27
14.Dividends and Distributions............................................   38
15.Certain Conditions to the Offer........................................   38
16.Certain Legal Matters; Required Regulatory Approvals...................   40
17.Certain Fees and Expenses..............................................   43
18.Miscellaneous..........................................................   43
Schedule I--Directors and Executive Officers of the Parent and the
 Purchaser................................................................  S-1
Schedule II--Parent's Designees to the Board of Directors of the Company..  S-4

To: All Holders of Shares of Common Stock of Cobra Golf Incorporated:

                                  INTRODUCTION

  HCAC, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of American Brands, Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all the issued and outstanding shares of Common Stock, $.001 par value per share (the "Shares"), of Cobra Golf Incorporated, a Delaware corporation (the "Company"), at a purchase price of $36.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated, as Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Kissel-Blake Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, AND THE OFFER AND THE MERGER CONTEMPLATED THEREBY, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Offer is subject to the fulfillment of certain conditions, including (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) such number of Shares which would constitute a majority
(x) of the outstanding Shares (determined on a fully diluted basis) and (y) the outstanding Shares (determined on a fully diluted basis) not owned beneficially or of record by the Company's directors or officers (the "Minimum Condition") and (ii) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer. Certain other conditions to the consummation of the Offer are described in Section 15. The Purchaser expressly reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and the provisions of the Merger Agreement) to waive any one or more of the conditions to the Offer, provided, however, that the Purchaser shall not, without the written consent of the Company, waive the Minimum Condition. See Sections 1, 13, 15 and 16.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 18, 1995 (the "Merger Agreement"), among the Parent, the Purchaser and the Company, which has been unanimously approved by the Board of Directors of the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to this Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly-owned subsidiary of the Parent.

At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by any subsidiary of the Company, Shares owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent, or Shares with respect to which appraisal rights are properly exercised under the DGCL ("Dissenting Shares")), will be converted into and represent the right to receive $36.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon, subject to any applicable withholding tax (the "Merger Consideration").

  The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Parent representation on the Board equal to the product of the total number of directors on the Board (which shall be reduced to 10 members) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Parent and the Purchaser bears to the total number of Shares outstanding, provided, however, that the Board shall have no less than three members who were directors at the time the Merger Agreement was signed and who are not officers or employees of the Company (the "Disinterested Directors"). In the Merger Agreement, the Company, subject to certain limitations, has agreed to take all action necessary to cause the Parent's designees to be elected or appointed to the Company's Board of Directors.

  Lehman Brothers Inc. ("Lehman"), the Company's financial advisor, has delivered to the Company's Board of Directors its opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. The Purchaser has been advised by the Company that a copy of such opinion will be set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the Company's stockholders. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Lehman.

  Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders, all of whom are Company directors or their affiliates (collectively, the "Selling Stockholders"), have entered into a Stock Option and Tender Agreement, dated as of December 18, 1995 (the "Stock Option and Tender Agreement"), pursuant to which the Selling Stockholders have given the Parent options to purchase, upon the terms and subject to the conditions set forth in the Stock Option and Tender Agreement, any and all Shares (i) beneficially owned by them as of December 18, 1995, representing in the aggregate approximately 26% of the outstanding Shares, and (ii) thereafter acquired by such Selling Stockholders (collectively, the "Subject Shares") at a purchase price of $36.00 per Share subject to adjustment if the Offer Price is increased. The Stock Option and Tender Agreement further provides, among other things, that each Selling Stockholder will tender all of its Subject Shares in the Offer, not withdraw them, except that the Selling Stockholders will be required to withdraw such Subject Shares under certain circumstances and, if such Subject Shares are withdrawn, to retender such Subject Shares if requested by the Parent. If any Shares are purchased in the Offer, the Subject Shares will be purchased either in the Offer or pursuant to the exercise of the options. Pursuant to the Stock Option and Tender Agreement, the Selling Stockholders have also granted the Parent, or any nominee of the Parent, irrevocable proxies with respect to their Subject Shares to vote such Subject Shares on certain matters at any annual, special or adjourned meeting of stockholders of the Company or to execute a written consent with respect to such matters on their behalf in lieu of a meeting. See Section 13.

  The Company has represented to the Purchaser that as of the close of business on December 15, 1995, there were (i) 18,623,368 Shares issued and outstanding,
(ii) no Shares held in the treasury of the Company, (iii) 1,900,000 Shares reserved for issuance upon exercise of outstanding stock options pursuant to the Company's stock option plans and (iv) stock options to purchase 1,343,980 Shares outstanding (all of which had exercise prices less than the Offer Price). As of the date hereof, neither the Purchaser nor the Parent beneficially owns any Shares (other than as a result of the Stock Option and Tender Agreement). If the Purchaser acquires the number of Shares required to satisfy the Minimum Condition, it will control a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Purchaser would have sufficient voting power to approve the Merger at a meeting of stockholders to vote thereon or by written consent without the affirmative vote or written consent of any other stockholder. In the event the Purchaser acquires 90% or more of the outstanding Shares through the Offer, the Purchaser and the Parent would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

  The Merger Agreement and the Stock Option and Tender Agreement are more fully described in Section 13. Certain tax consequences of the Offer and the Merger are described in Section 5.

  THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF CERTAIN CONDITIONS DESCRIBED IN SECTION 15. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 23, 1996, UNLESS THE OFFER IS EXTENDED.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PARENT OR THE PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 23, 1996, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the other conditions set forth in Section 15.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, whether or not any of the events specified in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, and (ii) amend the Offer in any other respect, in either case, by giving oral or written notice of such extension or amendment to the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by the Expiration Date any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, (i) to extend the Offer and, subject to applicable withdrawal rights of tendering stockholders, retain all tendered Shares until the expiration of the Offer, as extended, (ii) to waive all of the unsatisfied conditions and accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date and not extend the Offer, (iii) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders or
(iv) to amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof. Such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) and Rule 14e-1(d) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right to waive any condition to the Offer set forth in Section 15, to increase the price per Share payable in the Offer, and to make any other change in the terms and conditions of the Offer; provided, however, that, without the written consent of the Company, the Purchaser may not (i) decrease the price per Share payable in the Offer, (ii) reduce the maximum number of Shares subject to the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 15, (iv) amend or change the terms or conditions of the Offer in any manner adverse to the Company's stockholders, (v) change or waive the Minimum Condition, (vi) change the consideration payable in the Offer to anything other than all cash, (vii) reduce the time period during which the Offer will remain open or (viii) except as provided in the next sentence, extend the time period during which the Offer will remain open. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (x) extend the Offer beyond the initial Expiration Date and any subsequent Expiration Date, if at such date any of the conditions to Purchaser's obligation to accept for payment, and pay for, Shares are not satisfied or waived, until such time as such conditions are satisfied or waived, and (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for any Shares tendered pursuant to the Offer, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of a change in price or a change in the percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders and investor response. Accordingly, if prior to the Expiration Date, the Purchaser changes the price offered or the percentage of securities sought pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such change is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

  The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

  Valid Tender Of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either certificates representing tendered Shares ("Share Certificates") must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a confirmation of the book-entry transfer (a "Book-Entry Confirmation") must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH ANY BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at each of The Depositary Trust Company, Midwest Securities Trust Company and Philadelphia Depositary Trust Company (collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Association's Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for unpurchased Shares are to be issued or returned, to a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer of Shares, an Agent's Message and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. For the purposes of this Offer, a "trading day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for, or Book-Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

  Backup Federal Income Tax Withholding. UNDER THE BACKUP FEDERAL INCOME TAX LAWS APPLICABLE TO CERTAIN STOCKHOLDERS (OTHER THAN CERTAIN EXEMPT STOCKHOLDERS, INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS), THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO SUCH STOCKHOLDERS PURSUANT TO THE OFFER OR THE MERGER. IN ORDER TO AVOID BACKUP FEDERAL INCOME TAX WITHHOLDING, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. SEE SECTION 5.

  Appointment As Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after December 18, 1995. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares, and such other securities or rights, prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to Shares, and other securities or rights, for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the payment for such Shares the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance of or payment for tendered Shares which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of the Parent, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

3. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after February 19, 1996 (or such later date as may apply in case the Offer is extended).

  In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 2, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in Section 2.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Parent, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 3) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions will be within the reasonable discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. In addition, subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, any Shares pending receipt of any regulatory or governmental approvals specified in Section 16. Any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

  For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 16.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of Share Certificates representing such Shares or timely Book-Entry Confirmation of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer of the Shares, an Agent's Message and any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights set forth herein (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may retain tendered Shares and such Shares may not be withdrawn, except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 3 and subject to Rule 14e-1(c) under the Exchange Act.

  UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

  The Purchaser reserves the right to transfer or assign, in whole at any time or from time to time in part, to the Parent or to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN TAX CONSEQUENCES.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

  The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as life insurance companies, tax-exempt entities and regulated investment companies).

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

  According to the Company's 1994 Annual Report, the Shares are traded on and quoted on The Nasdaq National Market and have been so traded and quoted since September 21, 1993 under the symbol "CBRA." The following table sets forth, for the periods indicated, the reported high and low sale prices per Share as reported on The Nasdaq National Market System, as reported in the Company's 1994 Annual Report with respect to periods occurring in 1993 and 1994, and as reported thereafter by published financial sources, with respect to periods occurring in 1995.

                            COBRA GOLF INCORPORATED

                                                                 SALES PRICE
                                                              -----------------
                                                                HIGH     LOW
                                                              -------- --------
1993
Third Quarter (beginning September 21, 1993)................. $     18 $ 14-5/8
Fourth Quarter...............................................   15-1/4   12-7/8
1994
First Quarter................................................  17-7/16   12-1/2
Second Quarter...............................................   18-1/8   13-3/8
Third Quarter................................................   27-7/8       17
Fourth Quarter...............................................   41-1/2       24
1995
First Quarter................................................   39-1/4   25-1/2
Second Quarter...............................................       33       20
Third Quarter................................................   38-3/8   26-1/4
Fourth Quarter (through December 15, 1995)...................   30-1/4       25

  On December 15, 1995, the last full day of trading prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, according to published sources, the reported last sale price for the Shares, as quoted on The Nasdaq National Market System, was $27.625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  According to the Company's 1994 Annual Report, the Company has never paid any dividends on the Shares. The Merger Agreement provides that, without the prior written consent of the Purchaser, the Company will not declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its outstanding capital stock. See Section 13.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Possible Effects of the Offer on the Market for the Shares. If all of the conditions to the Offer are satisfied or waived, the Purchaser will be able to consummate the Offer and effect the Merger thereafter, in which event all outstanding Shares will be owned by the Purchaser and there will cease to be any market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

  Stock Quotation. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in The Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq over-the-counter "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or The Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for quotation through Nasdaq and the Shares are no longer included in The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer, if the Shares are then eligible for such termination.

  If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities" or be eligible for Nasdaq reporting.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Delaware corporation with its principal executive offices located at 1818 Aston Avenue, Carlsbad, California 92008-7306. The following description of the Company's business has been taken from the Company's 1994 Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K") and 1994 Annual Report to stockholders:

  The Company designs, manufactures and markets high-quality golf clubs, principally for the premium-priced game-improvement segment of the golf equipment market. The Company's primary focus is on oversize and graphite-shafted golf clubs marketed and sold under the King Cobra brand name. The King Cobra and Tour King Cobra lines for men collectively accounted for approximately 54% of the Company's gross sales in 1994. The Lady Cobra oversize line for women and Senior King Cobra line for seniors collectively accounted for 36% of the Company's gross sales in 1994. Gross sales of oversize clubs accounted for approximately 90% of gross sales in 1994. Management believes that the Company is one of the first golf club manufacturers to design and market full sets of oversize clubs specifically for the men's, women's, seniors and low handicap markets. The Company also designs, manufactures and markets specialty clubs such as the Baffler utility woods, the Greg Norman Signature Series of wedges and line of computer-milled and King Cobra Mallet putters. Greg Norman, a two-time British Open champion, is currently playing a full set of King Cobra clubs. In addition, several PGA Tour players under contract with the Company, including three-time U.S. Open champion Hale Irwin, former U.S. and British Open champion Tony Jacklin and former Masters champion Ben Crenshaw, are currently playing either a King Cobra driver and fairway woods or full sets of King Cobra clubs. Cobra golf clubs are available with Autoclave graphite shafts, substantially all of which are manufactured by West Coast Composites, the Company's graphite shaft manufacturing division.

  The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Company's Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Company with the Commission and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below under "Available Information."

                            COBRA GOLF INCORPORATED

                        CONSOLIDATED STATEMENT OF INCOME

                     (in thousands, except per share data)

                                  FOR YEARS ENDED DECEMBER   NINE MONTHS ENDED
                                            31,                SEPTEMBER 30,
                                  -------------------------  -------------------
                                    1994    1993     1992      1995       1994
                                  -------- -------  -------  ---------  --------
                                                                (UNAUDITED)
Net sales........................ $124,057 $56,045  $35,307  $ 152,279  $ 95,030
Cost of sales....................   50,546  25,965   18,284     63,770    38,656
                                  -------- -------  -------  ---------  --------
Gross profit.....................   73,511  30,080   17,023     88,509    56,374
Operating expenses...............   36,045  17,328   11,918     41,984    27,180
Operating income.................   37,466  12,752    5,105     46,525    29,194
Other income (expense)
  Interest expense...............       --    (479)    (659)       (90)       --
  Interest income................      594     129       --        350       401
  Royalty income.................      962     657      370        770       656
  Licensing fees.................       --      --      750         --        --
                                  -------- -------  -------  ---------  --------
Income before taxes..............   39,022  13,059    5,566     47,555    30,251
Provision for income taxes(1)....   16,042   5,354    2,226     19,498    12,446
                                  -------- -------  -------  ---------  --------
Net income(1).................... $ 22,980 $ 7,705  $ 3,340  $  28,057  $ 17,805
                                  ======== =======  =======  =========  ========
Net income per common share(1)...    $1.21   $0.50    $0.23      $1.45     $0.95
                                  ======== =======  =======  =========  ========

--------
(1) The Company was an S Corporation for federal and state income tax purposes prior to the Company's initial public offering in September 1993. Provisions for income taxes, net income and net income per common share reflect the pro forma effect of income taxes as if the Company had been taxed as a C Corporation for all periods prior to the initial public offering. These pro forma numbers are unaudited.

                           CONSOLIDATED BALANCE SHEET

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   DECEMBER DECEMBER  SEPTEMBER
                                                   31, 1994 31, 1993  30, 1995
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 5,706 $  8,115    $ 27,110
  Short-term investments, available for sale......   11,012   10,718          --
  Accounts receivable, net........................   29,846   15,268      40,778
  Inventories.....................................   21,542    9,916      26,302
  Deferred income taxes...........................    2,494      915       2,863
  Prepaid expenses and other current assets.......      633      913       1,954
                                                    ------- --------    --------
Total current assets..............................   71,233   45,845      99,007
Property, plant and equipment, net................    4,994    3,338       9,129
Other assets......................................    1,847        -       5,218
                                                    ------- --------    --------
Total assets......................................  $78,074 $ 49,183    $113,354
                                                    ======= ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued expenses.....  $ 6,986 $  3,724    $  9,789
  Income taxes payable............................      135      829       2,866
                                                    ------- --------    --------
Total current liabilities.........................    7,121    4,553      12,655
Stockholders' equity:
  Common stock ($.001 par value):                        18       18          19
Additional paid-in capital........................   45,695   42,352      47,193
Retained earnings.................................   25,240    2,260      53,487
                                                    ------- --------    --------
    Total stockholders' equity....................   70,953   44,630     100,699
                                                    ------- --------    --------
    Total liabilities and stockholders' equity....  $78,074 $ 49,183    $113,354
                                                    ======= ========    ========

  Certain Company Projections. Prior to entering into the Merger Agreement, the Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information from the Company. The non-public information included, among other things, the Company's business plan for the years ending December 31, 1995-1998, which was prepared by the Company's management based on numerous assumptions, including among others, the current business base, the ability to recapture, achieve and/or maintain significant market shares in various categories, international growth opportunities, possession of manufacturing capabilities yet to be commercially validated in the Company's business, wage and benefit increases and the general business climate for the Company's operations. Set forth below is a summary of certain projected information derived from the non-public information. None of the assumptions set forth in the Plan give effect to the Offer, the Merger or the financing thereof or the potential combined operations of the Parent and the Company after consummation of such transactions.

                            COBRA GOLF INCORPORATED

                        PROJECTED FINANCIAL INFORMATION
                           PROVIDED IN NOVEMBER 1995
                                 (IN THOUSANDS)

                                                     BASE CASE WITHOUT
                                                       NON-RECURRING
                                   BASE CASE WITHOUT CHARGES AND WITH
                                     NON-RECURRING    PROJECTED COST
                         BASE CASE      CHARGES         REDUCTIONS
                          1996(1)        1996             1996(2)      1997(2)  1998(2)
                         --------- ----------------- ----------------- -------- --------
Net Sales...............  $285,125     $291,120          $291,120      $361,600 $433,000
Gross Profit............   148,020      157,415           171,416       213,400  255,500
Operating Income(1).....    77,542       86,548           100,548       124,756  149,382
Net Income..............    44,752       49,800            57,612        72,900   87,300

--------
(1) 1996 Base Case projections include charges which in the opinion of the Company's management are non-recurring. As a result of such charges, operating income will be reduced by approximately $9.0 million in the 1996 Base Case. Operating income for all projections is before goodwill amortization and bonus expense.

(2) These projections include cost reductions projected to result from certain manufacturing process improvements and the increased use of vertical integration. At the time of the Offer, it is uncertain whether the manufacturing process improvements can be achieved, or if achieved, when any benefit might be realized and, the Company's management has advised the Parent and the Purchaser that the projected cost reductions from the increased integration is not expected to be realized in 1996.

  The following information was provided by the Company to the Parent in June 1995 and according to the Company (i) was prepared by the Company (x) with regard to the 1995 data, in late 1994 and (y) with regard to the 1996 through 1998 data, in early June 1995, and (ii) did not contemplate (x) the early 1996 introduction of the Company's new titanium product line and (y) the full impact of the Company's acquisition of Cobra Europe in January 1995 or Cobra Japan scheduled to close in January 1996.

                            COBRA GOLF INCORPORATED

                        PROJECTED FINANCIAL INFORMATION
                             PROVIDED IN JUNE 1995
                                 (IN THOUSANDS)

                                               1995     1996     1997     1998
                                             -------- -------- -------- --------
Net Sales................................... $185,000 $231,000 $289,000 $361,000
Operating Income (3)........................   60,487   76,260   96,940  127,060
Net income..................................   34,857   44,537   57,020   75,443

--------
(3) Operating income for all projections is before goodwill amortization and bonus expense.

  In reaching its decision to acquire the Company, the Parent gave consideration to such projections, but also made certain assumptions of its own with regard to revenues and operations of the Company's businesses as a wholly-owned subsidiary within the Parent's golf and leisure products business segment.

  FURTHER, THE COMPANY HAS ADVISED THAT THE FOREGOING PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO THE PARENT. NONE OF THE PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES

ANY RESPONSIBILITY FOR THE ACCURACY OF THESE PROJECTIONS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT DIFFER FROM THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE PARENT, THE PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail at prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company also should be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although neither the Parent nor the Purchaser has any knowledge that any such information is untrue, neither the Parent nor the Purchaser takes responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE PURCHASER.

  The Parent is a Delaware corporation with its principal executive offices located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811.

  The Parent is a holding company with subsidiaries engaged in various businesses. Subsidiaries of the Parent are engaged in the distilled spirits business, the manufacture and sale of various types of hardware and home improvement products, office products, supplies and accessories and golf products and the manufacture and sale of cigarettes, cigars and smoking tobaccos, principally in the United Kingdom ("U.K.").

  The Parent's golf products business is conducted through its wholly-owned subsidiary, Acushnet Company. Acushnet is comprised of the Titleist and Foot-Joy Worldwide Division and the Acushnet Golf Division. The Titleist and Foot-Joy Worldwide Division is a leading manufacturer and distributor of golf balls, golf shoes, golf clubs and golf gloves. Other products include bags, carts, dress and athletic shoes as well as socks and accessories. Acushnet's leading brands are Titleist and Pinnacle golf balls, DCI and Bulls Eye golf clubs, Classics and DryJoys golf shoes and Sta-Sof and Weather-Sof golf gloves. Acushnet's products are sold primarily to golf pro shops throughout the U.S. by the Titleist and Foot-Joy Worldwide sales force and to sporting goods stores and mass merchants through the Acushnet Golf Division. Sales are made in the U.K., Canada, Germany, Austria, Denmark, France, Sweden and The Netherlands through subsidiaries, in Japan through a majority-owned joint venture, in Ireland through a U.K. branch and outside these areas through distributors or agents.

  The Purchaser's principal executive offices are located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of the Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Parent and the Purchaser are set forth in Schedule I of this Offer to Purchase.

  The Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Parent's securities, any material interests of such persons in transactions with the Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities in the manner set forth in Section 8 under "Available Information" with respect to information concerning the Company and should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

  Set forth below is certain consolidated financial information with respect to the Parent and its consolidated subsidiaries for its fiscal years ended and as of December 31, 1994, 1993 and 1992, which has been excerpted or derived from financial statements presented in the Parent's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1993, and for the nine months ended and as of September 30, 1995 and 1994, which has been excerpted or derived from financial statements presented in the Parent's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Parent with the Commission and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission, which are incorporated herein by reference, and all the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above. Information as of September 30, 1995 and 1994 and for the nine-month periods then ended is unaudited, but in the opinion of the management of the Parent includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such interim period. The results of operations for the nine-month period ended September 30, 1995 are not necessarily indicative of the operating results that may be expected for the fiscal year ending December 31, 1995.

                             AMERICAN BRANDS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                    (In millions, except per share amounts)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                            FOR YEARS ENDED DECEMBER 31,        (UNAUDITED)
                            -------------------------------- ------------------
                              1994         1993      1992      1995     1994
                            ---------    --------- --------- -------- ---------
                                                                 (RESTATED)
STATEMENT OF INCOME DATA:
Net sales.................. $13,146.5    $12,630.5 $13,658.1 $8,282.5 $ 9,396.4
Operating income from
 continuing operations.....   1,312.4      1,180.6   1,589.7    778.9     898.2
Income from continuing
 operations before
 extraordinary item and
 cumulative effect of
 accounting changes........     885.1(1)     541.2     786.9    389.0     413.2
Net income................. $   734.1(1) $   469.8 $   883.8 $  386.3 $   465.0
Earnings per Common share
  Primary.................. $    3.63(1) $    2.32 $    4.29 $   2.04 $    2.30
  Fully diluted............ $    3.53(1) $    2.29 $    4.13 $   2.00 $    2.25
BALANCE SHEET DATA:
  Working capital.......... $ 1,555.4(2) $   575.4 $   664.4 $  968.5 $   507.8
  Total assets.............   9,794.4     10,566.5   9,868.8  8,191.1  10,140.8
  Short-term debt..........     705.8      1,182.9     824.7    193.4     772.1
  Long-term debt...........   1,512.1      2,492.4   2,406.8  1,382.9   2,120.5
  Common stockholders'
   equity.................. $ 4,621.8    $ 4,254.3 $ 4,282.5 $3,906.1 $ 4,470.0

--------
(1) Net income and primary and fully diluted earnings per Common share in 1994, include $267 million (net of taxes), $1.32 and $1.25, respectively on the net gain on disposal of businesses.
(2) Includes $1,170 million of net assets of discounted operations.

  Except as set forth in this Offer to Purchase: (i) none of the Parent or the Purchaser (together, the "Corporate Entities") nor, to the knowledge of the Corporate Entities, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Corporate Entities nor, to the knowledge of the Corporate Entities, any of the persons or entities referred to in clause (i) above or any of the executive officers, directors or subsidiaries of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Corporate Entities nor, to the knowledge of the Corporate Entities, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1992, there have been no present or proposed contracts, arrangements, understandings or relationships or transactions which would require reporting under the rules and regulations of the Commission between the Corporate Entities or any of their respective subsidiaries or, to the knowledge of the Corporate Entities, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1992, there have been no contacts, negotiations or transactions between the Corporate Entities or any of their respective subsidiaries or, to the knowledge of the Corporate Entities, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  Except as set forth in this Offer to Purchase, during the last five years, none of the Corporate Entities nor, to the knowledge of the Corporate Entities, any of the persons listed on Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

10. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $700 million. The Purchaser will obtain these funds by capital contributions and/or loans from the Parent. The Parent intends to obtain these funds primarily through private placements of its commercial paper notes with financial institutions. Notes issued pursuant to the Parent's commercial paper program either are issued at a discount or at par and bear interest at a rate agreed upon by the buyer and the Parent. Such notes are unsecured and have maturities of up to 270 days.

  It is anticipated that the borrowings described above will be repaid from funds generated internally by the Parent (including, after the Merger, if consummated, funds generated by the Company) and from other sources which may include the proceeds of the sale of private or public debt or equity securities. No final decisions have been made concerning the repayment of such borrowings and decisions will be made based on the Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions. The Offer is not conditioned on obtaining financing.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  During 1993, Acushnet Company, a wholly-owned subsidiary of the Parent, and the Company had preliminary discussions concerning a possible business combination of the Company with the Titleist and Foot-Joy businesses of Acushnet Company. Such discussions were terminated prior to the Company's initial public offering in September 1993.

  In April and May 1995, the Parent received unsolicited contacts from third parties, including Lehman Brothers, indicating that a transaction with the Company might be beneficial for both the Parent and the Company and that the Company might be interested in having discussions. Later in May 1995, Charles
H. McGill, Vice President--Corporate Development of the Parent, telephoned Gary
E. Biszantz, Chairman of the Board of the Company, to discuss the possibility of a transaction with the Parent. Mr. Biszantz said that the Company was not seeking to be acquired or to enter into any business combination transaction and that any unsolicited contacts received by the Parent had not been authorized by the Company, but that if a proposal were presented the Company might consider it.

  At meetings held June 1 and 2, 1995 in Carlsbad, California, Mr. McGill and Walter R. Uihlein, President and Chief Executive Officer of Acushnet Company, met with Mr. Biszantz and other members of senior management of the Company and had broad discussions about the Company's business and possible transactions.

  On June 19, 1995, the Parent and the Company entered into a Confidentiality Agreement with respect to non-public information about the Company that might be made available to the Parent to enable it to conduct due diligence regarding the Company to determine whether to make an acquisition proposal. On June 26, 1995, the Parent and the Company supplemented the Confidentiality Agreement to, among other things, provide for a two-year standstill arrangement pursuant to which no Shares could be purchased and no proposal could be made by the Parent without the Company's consent.

  Initial due diligence meetings were conducted on June 26 and 27, 1995 in Denver, Colorado by Mr. McGill and other representatives of the Parent with Mr. Biszantz and other officers of the Company.

Thereafter, Mr. Uihlein had further discussions with Thomas L. Crow, Vice Chairman of the Company, and the Parent also began its due diligence review. At the meetings, the parties discussed the synergies that could be realized in a possible combination of the two companies and the form of consideration that any possible transaction might involve. During those conversations, the Parent's representatives indicated that the Parent would only be interested in a transaction involving cash consideration. During the course of discussions, the Parent's representatives further indicated that the Parent would not be interested in participating in any auction or similar process with respect to the Company if one were to develop. Mr. Biszantz indicated that, while the Company was not seeking to be acquired or to enter into any business combination, and was not actively considering the purchase of any unit of the Parent related to the Company's business, the Company would be willing to consider any reasonable proposal that the Parent might choose to make. On August 2 and 3, 1995, Mr. McGill and John T. Ludes, President and Chief Operating Officer of the Parent, met with Mr. Biszantz in Carlsbad, California to discuss a cash offer for the Shares. While a price range of $33 to $37 per Share was discussed, the parties understood that the discussions were preliminary and subject to the completion to the satisfaction of the Parent of due diligence review, the satisfactory resolution of other key matters, negotiation of an agreement and appropriate Board approvals.

  On August 9, 1995, Mr. McGill telephoned Mr. Biszantz to arrange for additional due diligence sessions and to reaffirm the Parent's interest in proceeding with a cash acquisition of the Company within the $33 to $37 price range. Mr. Biszantz stated that the Company had no interest in going forward with discussions at that time in the price range being considered.

  On August 21, 1995, Mr. Crow telephoned Mr. Uihlein and stated that the Company might consider a proposed transaction at a price range of $35 to $38 per Share if the parties were to resume discussions. Thereafter, Mr. Ludes telephoned Mr. Biszantz to indicate that a price range of $35 to $37 per Share was possible and invited the Company to meet with the Parent's representatives to discuss the matter further. On August 24 and 25, 1995, Messrs. Biszantz and Crow and other members of the Company's management met in Old Greenwich, Connecticut with Thomas C. Hays, Chairman and Chief Executive Officer of the Parent, Messrs. Ludes, McGill and Uihlein and Robert S. Dubiel, Executive Vice President of Acushnet Company, to discuss the respective businesses of Acushnet and the Company.

  From September 5 through 7, 1995, various representatives of the Parent and its financial advisors and legal counsel conducted a business and legal due diligence investigation of the Company at the offices of the Company's counsel in Los Angeles. Thereafter, various telephone discussions were held between representatives of the Parent and the Company with respect to a possible acquisition price range for the Shares, and the Parent continued its due diligence review of the Company.

  During the second week of September 1995, while the Parent was still conducting its due diligence review and the parties were attempting to resolve the many open issues, in light of published rumors of a possible transaction between the Parent and the Company and the trading price of the Shares exceeding the price ranges previously discussed, it was determined that there would be no further consideration of any possible transaction and discussions were terminated. In connection therewith, on September 12, 1995, the Company's counsel requested the return of all confidential written material furnished to Parent and its representatives by or on behalf of the Company and such material was returned shortly thereafter.

  On October 26, 1995, to determine whether the Company might have an interest in resuming discussions, Gilbert L. Klemann, II, Senior Vice President and General Counsel of the Parent, telephoned the Company's counsel to discuss the Company's interest in resuming negotiations and the possibility of the Parent resuming its due diligence review. On October 28, 1995, Mr. McGill met with Mr. Biszantz in New York City to reinstitute discussions regarding a possible acquisition of the Company by the Parent. On October 30, 1995, Messrs. Ludes, Klemann and McGill had a telephone conference with counsel for the Company in which they outlined an extensive list of due diligence issues that needed to be addressed for meaningful discussions to proceed. On October 31, 1995, the Parent provided the Company and its legal representatives with a draft Merger Agreement and draft Stock Option and Tender Agreement.

  Over the course of the next several weeks, various telephone discussions were held among representatives of the Parent and its legal counsel and representatives of the Company and its legal counsel with respect to negotiations on the drafts of the Merger Agreement and the Stock Option and Tender Agreement and the Parent's continuing due diligence investigation of the Company. On November 8, 1995, the Company's counsel provided comments on the drafts of the agreements circulated by the Parent, and from November 8 through 11, 1995, Messrs. Ludes, McGill and Uihlein and other representatives of the Parent met with Mark C. McClure, President and Chief Executive Officer of the Company, and David A. Schaefer, Senior Vice President and Chief Operating Officer of the Company, and the Company's financial and legal advisors, and conducted further due diligence with respect to the Company. The Parent's financial and legal advisors discussed valuation and other issues with respect to the Company at a meeting of the Board of Directors of the Parent held on November 17, 1995.

  During the course of the negotiations, representatives of the Parent and representatives of the Company held a number of discussions concerning due diligence issues and the importance to the Parent of retaining certain key employees of the Company, including a meeting held in Palm Springs, California, on November 21, 1995, between Mr. Ludes and other representatives of the Parent and Messrs. Crow, McClure and Schaefer.

  On November 22, 1995, Messrs. Klemann and McGill telephoned the Company's counsel and indicated that the Parent was prepared to proceed with an acquisition of the Company at $35 per Share, subject to the completion of due diligence, the satisfactory resolution of several key open issues and the negotiation of definitive agreements. The Parent also provided the Company and its representatives with revised drafts of the Merger Agreement and the Stock Option and Tender Agreement.

  On November 30, 1995, the Company's counsel, after conferring with Mr. Biszantz, advised Messrs. Klemann and McGill that, as a stockholder of the Company with approximately 9.5% of the outstanding shares, Mr. Biszantz would neither be prepared to sell his shares nor recommend a transaction to the Board of Directors of the Company at that price. Discussions ended with Messrs. Klemann and McGill reaffirming that the Parent would not offer any more than $35 per Share and that there were a number of significant due diligence and other issues still unresolved.

  On December 2, 1995, Mr. Biszantz spoke with Mr. Uihlein by telephone and discussed the business prospects of the Company. Mr. Biszantz expressed his position concerning certain business and legal issues regarding the proposed transaction, including the valuation of the Company, and suggested that an offer price of at or near $37 per Share might be considered by the Company. Mr. Uihlein replied that these matters would be taken into consideration.

  On December 5, 1995, Messrs. Klemann and McGill spoke by telephone with the Company's counsel and discussed valuation issues, stating that the Parent was still committed to a transaction at a price of $35 per Share. The following day, Mr. Klemann and the Company's counsel had further discussions concerning the impasse on the valuation issue, and the Company's counsel suggested that the parties' financial advisors meet to discuss the valuation issue. Mr. Klemann agreed provided that the Company and the Parent simultaneously resume the due diligence process and endeavor to resolve several key open issues and that their respective counsel resume contract negotiations. On December 7, 1995, Messrs. Klemann and McGill had a further telephone call with the Company's counsel to identify some of the remaining open issues and thereafter the Company's counsel provided the Parent and its representatives with comments to the draft Merger Agreement and Stock Option and Tender Agreement. On December 12, 1995, Mr. Schaefer, Robert K. Bruning, Chief Financial Officer of the Company, and representatives of the Company's legal and financial advisors had a lengthy conference call with Messrs. Ludes, Klemann, McGill, Uihlein and other representatives of the Parent and its financial advisor with respect to the remaining key business and due diligence issues.

  On December 13, 1995, the Parent's and the Company's financial advisors met to discuss valuation issues. The following day, Mr. Hays telephoned Mr. Biszantz and indicated that the Parent was prepared to raise the proposed offer price to $36 per Share, subject to the Company's management supporting the transaction, the satisfactory completion of due diligence and resolution of other key open issues and the negotiation of a definitive Merger Agreement and Stock Option and Tender Agreement. Mr. Biszantz stated that he would submit this proposal to the Company's Board of Directors for its consideration. Subsequently, on December 16, 1995, Messrs. Hays and Biszantz had a further conversation with respect to the open issues that remained without reaching resolution thereon.

  On December 15 and 16, 1995, Messrs. Ludes and Uihlein met in Carlsbad, California with Messrs. Biszantz, McClure, Crow and Schaefer for further discussions about the Company and its prospects. During that time, negotiations of the terms of the Merger Agreement and the Stock Option and Tender Agreement continued, including discussions with respect to an appropriate "fiduciary out" and a more limited termination fee provision than requested by the Parent as well as a minimum condition in the tender offer that at least a majority of the Shares not owned by the Company's directors or officers be tendered into the Offer. The negotiations ultimately culminated in the Company's and the Parent's agreeing upon a form of definitive Merger Agreement and Stock Option and Tender Agreement. On December 17, 1995, the Board of Directors of the Company and the Executive Committee of the Board of Directors of the Parent, at their respective meetings, each unanimously approved the form of definitive Merger Agreement and Stock Option and Tender Agreement (although one director of the Company was absent from the meeting and did not vote). On the morning of December 18, 1995, the Merger Agreement and Stock Option and Tender Agreement were executed and the transaction was publicly announced that morning. The Purchaser commenced the Offer on December 22, 1995.

12. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY.

  Purpose of the Offer and the Proposed Merger. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent, Shares held in the treasury of the Company, Shares owned by subsidiaries of the Company and Shares held by stockholders who perfect appraisal rights under the DGCL) would be converted into the right to receive cash in the same amount as received per Share in the Offer, and the Company would become a wholly-owned subsidiary of the Purchaser.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PARENT OR THE PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of the Purchaser will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

  The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with the business of the Parent.

  Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, (iv) any material changes in the present capitalization or dividend policy of the Company, (v) any other material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

  Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. Section 228 of the DGCL and the Certificate of Incorporation of the Company permit any action required or permitted to be taken at any meeting of stockholders to be taken without a meeting, without prior notice and without a vote, by a written consent or consents signed by the holders of outstanding shares having at least the number of votes that would be necessary to authorize the action at a meeting. The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary.

  The Board of Directors of the Company has by a unanimous vote of those members present approved the Merger, the Merger Agreement and the Stock Option and Tender Agreement. Assuming that the Offer is consummated and that the Purchaser acquires a majority of the outstanding Shares (determined on a fully diluted basis) and the conditions to the Offer are satisfied or waived, the Purchaser will hold sufficient Shares to enable it to satisfy the stockholder approval requirement to approve the Merger either at a meeting of stockholders to vote thereon or by written consent without the affirmative vote or written consent of any other stockholder. If, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  Delaware Business Combination Law. In general, Section 203 of the DGCL provides that a Delaware corporation such as the Company may not engage in any Business Combination (defined to include a variety of transactions, including a merger) with any Interested Stockholder (defined generally as a person who is the owner of 15% or more of the corporation's outstanding voting stock), or any affiliate of an Interested Stockholder, for three years after the date on which the Interested Stockholder becomes an Interested Stockholder. The three-year prohibition on Business Combinations with Interested Stockholders (the "Business Combination Prohibition") does not apply if certain conditions, described below, are satisfied. Section 203 of the DGCL provides that an "owner" of voting stock includes any person who, individually or together with any of its affiliates or associates, (i) directly or indirectly, beneficially owns such voting stock, (ii) has the right to acquire voting stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, (iii) has the right to vote such stock pursuant to any agreement, arrangement or understanding, or (iv) has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of such stock with any other person who beneficially owns, directly or indirectly, such stock.

  The Business Combination Prohibition does not apply to a particular Business Combination between a corporation and a particular Interested Stockholder if
(i) prior to the date such Interested Stockholder became an Interested Stockholder, the board of directors of such corporation approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares held by (x) persons who are directors and also officers of the corporation and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is
(a) approved by the board of directors of the corporation and (b) authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the Interested Stockholder.

  Section 203(b)(6) of the DGCL provides that the restrictions contained in
Section 203 of the DGCL do not apply to a Business Combination that is proposed prior to the consummation or abandonment of and following the announcement or notification of one of certain extraordinary transactions (including a merger) involving the corporation which transaction (i) is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors and (ii) has been approved or has not been opposed by a majority of the members of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

  The foregoing summary of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the provisions of
Section 203 of the DGCL.

  The Company's Board of Directors has by a unanimous vote of those members present approved the Merger, the Merger Agreement and the Stock Option and Tender Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Company and the Purchaser in connection with the Offer and the Merger.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per the applicable Share pursuant to the Offer or the consideration per the applicable Share to be paid in the Merger.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

  THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

  "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other transactions following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other transactions or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share for each class of Share in the Merger or other business combination is at least equal to the amount paid per Share for such class of Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

13. THE MERGER AGREEMENT; THE STOCK OPTION AND TENDER AGREEMENT.

  The following summary of certain provisions of the Merger Agreement and the Stock Option and Tender Agreement, copies of which are filed as exhibits to the
Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement and Stock Option and Tender Agreement, which are incorporated herein by reference.

 THE MERGER AGREEMENT

  The Offer. The Merger Agreement provides that the Parent will cause the Purchaser to commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser may not decrease the Offer Price, reduce the maximum number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Annex A thereto, amend or change the terms and conditions of the Offer in any manner adverse to the holders of Shares (except for the Purchaser and the Parent), change or waive the Minimum Condition, change the consideration payable in the Offer to anything other than all cash, or reduce the time period during which the Offer will remain open, except as provided in the next sentence, extend the time period during which the Offer shall remain open. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date or any subsequent Expiration Date if at such date any of the conditions to the Offer will not have been satisfied or waived, until such time as such conditions are satisfied or waived. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer may be extended for any period required by any rule, regulation, interpretation or position of the Commission.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the DGCL, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company shall continue as the Surviving Corporation under the name "Cobra Golf Incorporated." The Certificate of Incorporation and By-laws of the Purchaser shall become the Certificate of Incorporation and By-laws of the Surviving Corporation. The directors of the Purchaser shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  At the Effective Time, each issued and outstanding Share (other than Shares held by the Company as treasury stock, Shares owned by any subsidiary of the Company, Shares owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent, or Dissenting Shares) will be converted into the right to receive the Merger Consideration. Shares held by the Company as treasury stock, Shares owned by any subsidiary of the Company and Shares owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent will be canceled at the Effective Time. Dissenting Shares held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration but instead will be entitled to only such rights as are provided by the DGCL, unless such holder fails to perfect or withdraws or loses their right to appraisal and payment under the DGCL, in which case, each such Share will cease to be a Dissenting Share and will be deemed converted into and represent only the right to receive the Merger Consideration. At the Effective Time, each issued and outstanding share of common stock of the Purchaser will be converted into one newly issued share of common stock of the Surviving Corporation. See "Appraisal Rights" in Section 12 above.

  Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (i) the Merger and the Merger Agreement having been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL, (ii) the expiration or early termination of all applicable waiting periods under the HSR Act, (iii) no statute, law, rule, regulation, decree, temporary restraining order, injunction or other order having been issued by any court of competent jurisdiction or any other federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") or other legal restraint or prohibition preventing the consummation of the Merger being in effect, provided, however, that each of the Company, the Parent and the Purchaser will have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and (iv) the Parent and the Purchaser having purchased all Shares validly tendered and not properly withdrawn in the Offer and exercise all outstanding options under the Stock Option and Tender Agreement not otherwise purchased in the Offer.

  Approval of Stockholders. The Merger Agreement provides that the Company will take all action necessary to convene and hold a special meeting of its stockholders if such meeting is required by applicable law to approve the Merger and the Merger Agreement and use its reasonable best efforts to obtain such approval. In connection with such special meeting, the Company will prepare and file with the Commission a proxy statement for such special meeting, if required by law, and an information statement, for use if the special meeting is not required, and disseminate to its stockholders the proxy statement or information statement as appropriate.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

    (i) by the mutual written agreement of the Parent and the Company;

    (ii) by either the Parent or the Company, if (a) the Purchaser has not accepted for payment any Shares pursuant to the Offer by March 21, 1996 (the "Outside Termination Date"), provided, however, that if (1) the condition to the Offer that all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated is not satisfied as of the Outside Termination Date or (2) an expression of interest, offer or proposal is made with respect to a Competing Transaction (as defined below under "Competing Transaction") and the Company has not taken any of the actions with respect thereto described in clauses (a) or (b) in paragraph (iii) below prior to the Outside Termination Date or (3) the Parent or the Company is litigating or contesting any suit, action or proceeding with respect to any of the conditions to the Offer set forth in paragraphs (a) and (b) in Section 15 as of the Outside Termination Date, the Purchaser may elect to extend the Outside Termination Date from time to time to the extent any such circumstance referred to in clauses (1), (2) and (3) above continues to exist, provided further that the Outside Termination Date as extended will not be later than July 19, 1996 (an "Outside Termination Date Event"), (b) there is any statute, law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of or payment for the Shares pursuant to the Offer or consummation of the Merger, and such order, decree, ruling or other action is not subject to appeal or has become final and unappealable (a "Legal Prohibition Event");

    (iii) by the Parent, if (a) the Board of Directors of the Company or any committee thereof has withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to the Parent, or has approved or recommended any Competing Transaction, (b) the Company has entered into a definitive agreement with respect to a Superior Transaction (as defined below under "Competing Transactions"), (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality are not true and correct and any such representations and warranties that are not so qualified are not true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the expiration of the Offer, or there has been a failure to perform in any material respect or comply in any material respect with any covenant or agreement of the Company set forth in the Merger Agreement, and such breach of the representations and warranties of the Company or failure cannot be or has not been cured within 30 days after the giving of written notice to the Company, and the Purchaser has not accepted for payment any Shares pursuant to the Offer (a "Company Breach Event"), or (d) due to the failure, occurrence or existence of any of the conditions described in Section 15, the Purchaser has (1) not commenced the Offer within five business days following the date of the Merger Agreement, or (2) terminated the Offer, or the Offer has expired, pursuant to its terms, without the Purchaser having accepted for payment any Shares thereunder, provided that such failure, occurrence or existence is not the result of the Parent's or the Purchaser's failure to perform any of its obligations under the Merger Agreement (a "Parent Offer Condition Failure Event"); or

    (iv) by the Company, (a) in connection with entering into a definitive agreement with respect to a Superior Transaction in accordance with the provisions of the Merger Agreement described under "Competing Transactions", (b) if, due to the failure, occurrence or existence of any of the conditions described in Section 15, the Purchaser has (1) not commenced the Offer within five business days following the date of the Merger Agreement or (2) terminated the Offer, or the Offer has expired, pursuant to its terms, without the Purchaser having accepted for payment any Shares thereunder, provided that the failure, occurrence or existence of any such condition is not the result of the Company's failure to perform any of its obligations under the Merger Agreement (a "Company Offer Condition Failure Event"), or (c) there has been a breach in any material respect of any representation, warranty, covenant or agreement of the Parent or the Purchaser set forth in the Merger Agreement, which failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Parent or the Purchaser, as applicable, except such failures which are not reasonably likely to affect adversely the Parent's or the Purchaser's ability to complete the Offer or the Merger.

  Competing Transactions. The Merger Agreement provides that the Company, its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (collectively, the "Company's Representatives") will immediately cease any discussions or negotiations with any party that may be ongoing with respect to any Competing Transaction (as defined below). Prior to the Effective Time, the Company will not, nor will it permit any of its subsidiaries or any of the Company's Representatives to (i) solicit or initiate, or encourage the submission of, any proposal or (ii) participate in, directly or indirectly, any discussions or negotiations, or furnish to any person any information, or take any other action to facilitate any inquiries or the making of any proposal, that might reasonably be expected to lead to any Competing

Transaction. If, prior to the acceptance for payment and payment for Shares pursuant to the Offer, the Board of Directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, the Company may, in response to a bona fide unsolicited expression of interest, offer or proposal concerning any Competing Transaction made after the date of the Merger Agreement and subject to compliance with the notification provisions discussed below, furnish information concerning its business, properties or assets to any person or enter into discussions or negotiations with such person regarding a Competing Transaction.

  The Merger Agreement provides that prior to taking any action described above with respect to a Competing Transaction, the Company will (i) provide reasonable notice to the Parent, orally and in writing, stating that it is taking such action, specifying the material terms and conditions of the expression of interest, offer or proposal, and identifying the person making it, and (ii) receive from such person an executed confidentiality agreement in reasonably customary form. The Company is further required under the terms of the Merger Agreement to keep the Parent fully informed of the status and details (including amendments and proposed amendments) of any such expression of interest, offer or proposal.

  For purposes of the Merger Agreement, "Competing Transaction" means any of the following (other than the transactions between the Company, the Parent or the Purchaser or their affiliates contemplated by the Merger Agreement) involving the Company or its subsidiaries: (A) any merger, consolidation, business combination, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial amount of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (C) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company; (D) any acquisition or purchase, directly or indirectly, in a single transaction or series of transactions, by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of the Company; or (E) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer and the Merger or which would reasonably be expected to dilute materially the benefits to the Parent and the Purchaser of the transactions contemplated by the Merger Agreement (but would not include any transaction that would be permitted pursuant to the provisions relating to the conduct of business by the Company prior to the Effective Time, and which would not otherwise be a breach of any other provision of the Merger Agreement).

  The Merger Agreement provides further that except as set forth therein, neither the Board of Directors of the Company nor any committee thereof shall
(A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by such Board of Directors or committee, of the Offer, the Merger Agreement or the Merger, or
(B) approve, recommend, or propose to approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of the Shares in the Offer the Board of Directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, the Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, or approve or recommend, or cause the Company to enter into any agreement with respect to, a bona fide offer by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding on a fully diluted basis or all or substantially all of the assets of the Company on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger (a "Superior Transaction"), provided that the Company provides the Parent and the Purchaser one business day's written notice that the Board of Directors of the Company has received such other offer, specifying the material terms and conditions of such offer and identifying the person making such offer.

  The Merger Agreement also provides that nothing contained therein shall be construed to prohibit the Board of Directors of the Company from taking and disclosing to the stockholders of the Company a position as contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act, or from making such other disclosure to stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company, provided that the Company will not, except as permitted by the preceding paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any expression of interest, offer or proposal with respect to a Competing Transaction.

  Fees and Expenses. Except as described below, the Merger Agreement provides that whether or not the Offer or the Merger is consummated, each of the parties to the Merger Agreement will pay all costs incurred by it incident to the performance of its obligations under the Merger Agreement.

  The Merger Agreement further provides that if:

    (i) the Parent terminates the Merger Agreement by reason of (A) the Board of Directors of the Company or any committee thereof having withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to the Parent or having approved or recommended any Competing Transaction or (B) the Company having entered into a definitive agreement with respect to a Superior Transaction;

    (ii) the Company terminates the Merger Agreement in connection with entering into a definitive agreement with respect to any Superior Transaction in accordance with the provisions of the Merger Agreement described under "Competing Transactions" above; or

    (iii) (A) the Merger Agreement is terminated as a result of an Outside Termination Date Event, Parent Offer Condition Failure Event or Company Offer Condition Failure Event (each described under "Termination of the Merger Agreement" above) and (B) prior to such termination, a proposal or offer with respect to a Competing Transaction has been received by the Company or publicly disclosed and within 180 days after termination of the Merger Agreement, the Company enters into an agreement with respect to, or approves or recommends, a Superior Transaction related thereto; or

    (iv) (A) the Parent terminates the Merger Agreement as a result of a Company Breach Event and (B) prior to such termination, a proposal or offer with respect to a Competing Transaction has been received by the Company or publicly disclosed and within 180 days after termination of the Merger Agreement, the Company enters into an agreement with respect to, or approves or recommends, such Competing Transaction, then the Company will (x) pay to the Parent $15,000,000 (the "Termination Fee") and
(y) assume and pay, or reimburse Parent for, all reasonable, documented out-of-pocket fees and expenses incurred by the Parent or the Purchaser specifically related to the Merger Agreement and the transactions contemplated thereby up to $4,000,000 (the "Expense Reimbursement"). The Company has further agreed that if the Merger Agreement has been terminated (x) as a result of an Outside Termination Date Event, Legal Prohibition Event, Parent Offer Condition Failure Event or Company Offer Condition Failure Event, and if prior to such termination a proposal or offer with respect to a Competing Transaction has been received by the Company or publicly disclosed and within 180 days after such termination the Company enters into an agreement with respect to, or approves or recommends, such Competing Transaction, or (y) as a result of a Parent Offer Condition Failure Event or Company Offer Condition Failure Event because the Offer has expired with the Purchaser not having accepted for payment any Shares due to there not having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute a majority of the outstanding Shares (determined on a fully diluted basis) not owned beneficially or of record by the Company's directors or officers, then the Company shall pay to the Parent the Expense Reimbursement but not the Termination Fee (if not otherwise payable pursuant to paragraph
(iii) above). The amount of fees and expenses so payable shall be the amount set forth in a good faith written estimate delivered by the Parent, subject to later upward or downward adjustment upon delivery of reasonable documentation therefor.

  Conduct of Business by the Company. The Merger Agreement provides that prior to the Effective Time, subject to certain exceptions, the Company shall conduct, and shall cause its subsidiaries to conduct, their respective businesses in the ordinary course and use reasonable best efforts consistent with past practice and policies to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, to preserve their business organizations intact, and consistent with efficient and economical management, to retain the services of their present officers, employees and agents to the end that they may preserve their good will and their respective business relationships with customers, suppliers and others.

  Except as otherwise expressly contemplated by the Merger Agreement, prior to the Effective Time the Company shall not, and shall not permit any of its subsidiaries to (without the prior written approval of the Parent and the Purchaser): (i) issue or sell (except pursuant to the exercise of outstanding Stock Options (as defined below under "Stock Options")) any shares of its capital stock or any of its other securities, issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of its capital stock or any of its other securities, enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock, adjust, split, reacquire, redeem, combine or reclassify any of its securities or make any other change in its capital structure; (ii)(a) incur any debt or other obligation to pay money borrowed except in the ordinary course of business or enter into any guarantee of such obligation of another person or mortgage, pledge or subject to any lien, charge or other encumbrance their respective assets, properties or business or (b) make any loans, advances or capital contributions to, or investments in, any other person; (iii) enter into, amend or affirmatively renew any material contract, commitment, lease or other transaction (whether of real or personal property) except those that are not material or are in the ordinary course of business and do not involve affiliates of the Company; (iv)(a) sell or otherwise dispose of or lease any part of their respective properties or assets or purchase, or otherwise acquire or lease properties or assets except sales or purchases of inventory and purchases of capital equipment in the ordinary course of business or (b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; (v)(a) grant any general increase in wage or salary rates or in employee benefits (except in the ordinary course of business consistent with past practice), (b) grant any increase in salary or in employment, retirement, severance or termination or other benefits or pay any bonus to any officer or director (except as required by existing agreements, plans or arrangements), (c) enter into any employment contract with any person which the Company or the relevant subsidiary does not have the unconditional right to terminate without material liability, (d) cause to be exercisable any otherwise unexercisable Stock Option under the Stock Option Plan (as defined below under "Stock Options") (except to the extent described under "Stock Options" below) or (e) adopt, or amend in any manner which would, individually or in the aggregate, materially increase the benefits under any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, termination pay, welfare or other employee benefit plan, agreement, trust, plan fund or other arrangement for the benefit or welfare of any employee of the Company or its subsidiaries; or (vi) make any material changes in the type or amount of its insurance coverage. The Merger Agreement further provides that prior to the Effective Time, (i) the Company shall not, and shall not permit any of its subsidiaries to, (a) amend their respective charter documents, by-laws or other organizational documents or (b) take or agree or commit to take any action which would result in any of the Company's representations or warranties in the Merger Agreement qualified as to materiality being untrue and such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Offer described in Section 15 not being satisfied and promptly give notice to the Parent and the Purchaser upon becoming aware of any such circumstances, (ii) the Company shall (a) not declare, set aside or pay any dividends on, or make any distributions in respect of, its shares of outstanding capital stock, (b) except as otherwise expressly contemplated by the Merger Agreement, not make any material tax election (unless required by law) or settle or compromise any material income tax liability of the Company or any of its subsidiaries (except if such action is taken in the ordinary course of business and the Parent and the Purchaser shall have been provided reasonable prior notice thereof) and the Company shall consult with the Parent and the Purchaser before filing or causing to be filed any material tax return of the Company or any of its subsidiaries or before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any taxes of the Company or any of its subsidiaries and (iii) the Company shall notify the Company's transfer agent that it may not register the transfer of any certificate representing any Subject Shares, unless such transfer is made in accordance with the terms of the Merger Agreement and the Stock Option and Tender Agreement.

  Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Parent representation on the Board (which shall be reduced to 10 members) equal to the product of 10 multiplied by the percentage that the aggregate number of Shares purchased by the Parent bears to the total number of Shares outstanding, provided, however, that the Board shall have no less than three Disinterested Directors, subject to compliance with Section 14(f) of the Exchange Act. The Company, subject to applicable law, has agreed to take all such action needed to cause the Parent's designees to be elected or appointed to the Company's Board of Directors and to use its reasonable best efforts to cause such individuals designated by the Parent to constitute (x) the minimum number of members necessary to constitute a simple majority of each committee of the Company's Board of Directors, (y) the minimum number of members necessary to constitute a simple majority of each board of directors of each subsidiary of the Company and (z) the minimum number of members necessary to constitute a simple majority of each committee of each such board. The Company has agreed to take all action required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder to fulfill its obligations described in this paragraph and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as required by Section 14(f) and Rule 14f-1.

  Stock Options. The Merger Agreement provides that at or immediately prior to the Effective Time, each holder of a then outstanding option to purchase Shares under the Cobra Golf Incorporated 1993 Stock Option Plan (the "Stock Option Plan"), whether or not then vested or exercisable (the "Stock Options"), will receive from the Company, in settlement thereof, for each share such holder could have purchased had such Stock Option been fully vested immediately prior to the Effective Time and had such holder exercised such Stock Options in full immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the excess of the Offer Price over the per share exercise price of such Stock Option, and thereafter such Stock Option will be cancelled. The surrender of a Stock Option in exchange for the settlement amount will be deemed a release of any and all rights the holder had or may have had in respect of such Stock Option and the payment of the settlement amount with respect to all Stock Options held by such holder with respect to which the settlement amount is payable shall be conditioned on such holder acknowledging the cancellation of all such Stock Options held by such holder together with any Stock Options held by such holder as to which the exercise price equals or exceeds the Offer Price. Prior to the Effective Time, the Company shall use its best efforts to take any lawful action necessary to effect the foregoing transactions (other than action requiring approval of the Company's stockholders).

  The Merger Agreement provides further that except as otherwise agreed to by the parties, the Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the

Company or any subsidiary thereof shall be canceled as of the Effective Time, and the Company shall take all action necessary to ensure that following the Effective Time no participant in the Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire any capital stock of the Company, the Parent, the Surviving Corporation or any subsidiary thereof and to terminate all such plans.

  Estoppel Certificate. In the Merger Agreement, the Company has agreed to use reasonable best efforts to obtain from certain owners and/or lessors of leased real property used by the Company, an estoppel certificate with respect to certain matters, including certain environmental liabilities.

  Employee Benefit Plans. The Parent has agreed in the Merger Agreement to cause the Surviving Corporation to maintain for a period of one year following the Effective Time employee benefit plans (other than plans based on equity securities or any equivalent thereof and other than the Company's annual incentive bonus program) for employees of the Company and its subsidiaries generally that are substantially comparable in the aggregate to those provided under the employee benefit plans of the Company and its subsidiaries in effect on the date of the Merger Agreement (including, but not limited to, any severance pay or arrangements but not including any plans based on equity securities or any equivalent thereof and other than the Company's annual incentive bonus program), provided, however, that following the Effective Time, the Surviving Corporation and its subsidiaries shall have the right (i) to transfer the participation of any employee of the Company or its subsidiaries who becomes an employee of the Parent or any of its affiliates to one or more employee benefit plans maintained by the Parent or any of its affiliates which are, in the aggregate, substantially comparable to the plans of the Company and its subsidiaries, (ii) to change the compensation, benefits or other terms of employment for individual employees, (iii) to terminate the employment of any employee (subject to the payment of any severance benefit payable with respect to such termination) and (iv) to amend the terms of any compensation or employee benefit plan with the consent of the affected employee.

  The Merger Agreement further provides that the Parent will provide employees (including officers) of the Company and its subsidiaries who are currently participating in the Stock Option Plan, the opportunity, for at least one year after the Effective Time, to receive grants of stock options under the Parent's stock option plan on a comparable basis to similarly situated employees of the Parent and its affiliates.

  Officers' and Directors' Insurance; Indemnification. The Parent has agreed in the Merger Agreement that for at least six years after the Effective Time, it will (i) cause the Surviving Corporation to maintain without any reduction in scope or coverage the indemnification provisions for present and former officers and directors of the Company and its subsidiaries contained in the Company's or any of its subsidiary's Certificate of Incorporation in effect on the date of the Merger Agreement (Parent acknowledges in the Merger Agreement that the Company's certificate of incorporation requires, to the fullest extent permitted by Section 145 of the DGCL, that the Company indemnify any and all persons whom it shall have the power to indemnify under said section and, as provided in said section, requires that the Company advance expenses incurred upon receipt of an undertaking required by said section) and (ii) cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company or any of its subsidiaries with respect to matters occurring prior to and including the Effective Time, provided that the Surviving Corporation may substitute therefor policies of at least the same coverage for the same acts or occurrences in the same period containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution, provided further that in no event will the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (which the Company represents to be $430,000 for 1995). The Merger Agreement provides that, in the event the Parent and the Surviving Corporation cannot maintain policies for such coverage for such annual premium amount, the Parent and the Surviving Corporation shall maintain as much coverage as is available for such amount, provided, further, that the Parent will cause the Surviving Corporation to provide coverage under the directors' and officers' liability insurance policy maintained by the Parent to directors and officers of the Company and its subsidiaries to the same extent as provided to directors and officers of other operating companies of the Parent with respect to matters occurring after the Effective Time.

  Further Action. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken by the Company, the Purchaser or the Parent, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option and Tender Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties made by the Company to the Parent and the Purchaser, including, but not limited to, representations and warranties relating to the Company's organization and qualification, its capitalization, its authority to enter into Merger Agreement and to carry out the related transactions, the absence of conflicts with applicable laws and existing obligations of the Company, its subsidiaries, financial statements of the Company, tax matters, capital stock transactions, indebtedness and guarantees, material contracts, powers of attorney, employee benefit plans and termination and severance agreements, employees and labor matters, proprietary rights, litigation, environmental matters, governmental approvals, permits and compliance with applicable law, filings made by the Company with the Commission under the Securities Act or the Exchange Act, disclosures by the Company, disclosure documents filed with the Commission in connection with the Offer and the Merger and state takeover statutes.

  The Merger Agreement contains various customary representations and warranties made by the Parent and the Purchaser to the Company, including, but not limited to, representations and warranties relating to the Parent's and the Purchaser's organization and qualification, their authority to enter into the Merger Agreement and carry out the related transactions, the lack of conflicts with applicable laws and existing obligations of the Parent and the Purchaser, governmental approvals, certain information provided to the Company by the Parent and the Purchaser for inclusion in disclosure documents filed with the Commission in connection with the Offer and the Merger and financing of the Offer and Merger.

 STOCK OPTION AND TENDER AGREEMENT

  The Stock Option and Tender Agreement provides that each Selling Stockholder irrevocably grants to the Parent a pledge and security interest in such Selling Stockholder's Subject Shares and each Selling Stockholder has agreed severally, but not jointly, to validly tender all its Subject Shares pursuant to the Offer and agrees not to withdraw such Subject Shares tendered without the Parent's consent; provided, however, that if the Offer Price is for any reason increased above the initial Offer Price of $36.00, then each Selling Stockholder has agreed to promptly (no later than three Business Days after the first public announcement of such increase) properly withdraw all such Shares, and provided further that following any such withdrawal each Selling Stockholder shall, only upon the written direction of the Parent, validly tender all of such Selling Stockholder's Subject Shares pursuant to the Offer. In order to protect the Parent's security interest in each Selling Stockholder's Subject Shares, each Selling Stockholder has agreed to deliver to the Parent any and all stock certificates evidencing such Stockholder's (i) existing shares within five business days following the date of the Stock Option and Tender Agreement and
(ii) after-acquired shares within three business days following the acquisition thereof. Each Selling Stockholder further agreed that the Parent shall have all the rights and remedies of a secured party provided or permitted under the Uniform Commercial Code. Each Selling Stockholder has also granted to the Parent, an irrevocable option (the "Option") to purchase all such Stockholder's Subject Shares at a price per Share equal to (i) the initial Offer Price of $36.00 or (ii) in the event the Offer Price is increased and the Purchaser has accepted for payment, and paid for, any Shares pursuant to the Offer, the initial Offer Price plus an amount equal to one-half of the excess of the final Offer Price paid by the Purchaser for any Shares pursuant to the Offer over such initial Offer Price. The Parent agreed it will have no rights of ownership in any Selling Stockholder's Subject Shares unless and until such

Subject Shares are purchased pursuant to the Option or the Offer but the Parent shall otherwise be permitted to exercise its rights hereunder.

  The Stock Option and Tender Agreement also provides that if any Shares are acquired pursuant to the Offer, Parent will cause all but not part of each Selling Stockholder's Subject Shares to be acquired either pursuant to (i) the Offer or (ii) the exercise of the Options. If the Parent exercises the Options and purchases all the Subject Shares, the closing of such acquisition shall take place within two business days after shares are accepted for payment pursuant to the Offer. Provided that prior to any exercise (i) all waiting periods under the HSR Act applicable to such exercise of the Options shall have expired or been terminated, (ii) the Purchaser shall have accepted Shares for payment pursuant to the Offer and (iii) no preliminary or permanent injunction or other order, ruling or decree issued by any court or governmental or regulatory authority of competent jurisdiction prohibiting the exercise of an Option or the delivery of the Subject Shares shall be in effect. Parent may exercise the Options, in whole but not in part, at any time and from time to time, until the termination of the Stock Option and Tender Agreement.

  Except as provided in the Stock Option and Tender Agreement, the Selling Stockholders have also agreed, during the term of the Stock Option and Tender Agreement, not to: (i) sell, pledge or otherwise dispose of, the Subject Shares, (ii) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Subject Shares, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any Subject Shares or (iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Subject Shares.

  The Stock Option and Tender Agreement provides that each Selling Stockholder grants the Parent, or any nominee of the Parent, an irrevocable proxy, during and only for the term of the Stock Option and Tender Agreement, with respect to the Subject Shares owned by such Selling Stockholder to vote such shares at every annual, special or adjourned meeting of the stockholders of the Company or to execute a written consent on such Selling Stockholder's behalf in lieu of a meeting as follows: (i) in favor of approval and adoption of the Merger Agreement and all related matters, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger (together with subparagraphs (i) and (ii) above, the "Permitted Matters"). Each such proxy is intended to be irrevocable and coupled with an interest in the Subject Shares and supported by the pledge of the Subject Shares as provided in the Stock Option and Tender Agreement. The Stock Option and Tender Agreement also provides that each Selling Stockholder thereby revokes any proxy previously granted with respect to Subject Shares owned of record or beneficially by such Selling Stockholder. Each Selling Stockholder also agrees to refrain from taking any action contrary to or in any manner inconsistent with the terms of the Stock Option and Tender Agreement, including, with respect to the Permitted Matters only, (a) voting at any annual, special or adjourned meeting of the stockholders of the Company, (b) executing any written consent in lieu of a meeting of the stockholders of the Company, (c) exercising any rights of dissent with respect to the Subject Shares and (d) granting any proxy or authorization to any person with respect to the voting of the Subject Shares, except pursuant to the Stock Option and Tender Agreement.

  In the Stock Option and Tender Agreement, each Selling Stockholder severally, but not jointly, makes certain representations and warranties, including those relating to (a) its organization, valid existence and good standing (if it is a corporation, partnership or other legal entity) and its authority to execute, deliver and perform its obligations under the Stock Option and Tender Agreement, (b) the enforceability of the Stock Option and Tender Agreement against the Selling Stockholder, (c) the absence of conflict with the organizational documents (if it is a corporation, partnership, trust or other legal entity), applicable laws and existing obligations of such Selling Stockholder, (d) the absence of any required consents and approvals, (e) title to such Subject Shares, (f) the absence of broker's, finder's or similar fees and (g) the consideration for the proxy.

  The Stock Option and Tender Agreement (including the right to exercise the Options) will terminate upon the earliest to occur of (i) the termination of the Merger Agreement or (ii) the Effective Time of the Merger.

 EMPLOYMENT AND CONSULTING AGREEMENTS

  Pursuant to executive employment agreements which the Surviving Corporation will honor as of the Effective Time, the Surviving Corporation will establish an incentive compensation plan for its key management employees for the three year performance period 1996 through 1998. An amount of approximately $5.5 million will be allocated among these employees if cumulative operating company contribution (defined as operating profit exclusive of amortization of intangibles) of the Surviving Corporation for the performance period reaches $300 million. No benefit will be paid if cumulative operating company contribution for the performance period does not reach $225 million. An amount of between $1 million and $5 million will be allocated if cumulative operating company contribution for the performance period is between $225 million and $300 million. The employee must remain in employment throughout the 1996-1998 performance period in order to be entitled to the payment.

  The Surviving Corporation will honor employment agreements between the Company and Messrs. McClure and Schaefer. These agreements provide for continued employment through 1998 at a current annual salary of $350,000 for Mr. McClure ($200,000 for Mr. Schaefer), an annual incentive compensation program with a target bonus of 50% of salary for Mr. McClure (40% for Mr. Schaefer) and an initial bonus for continuing in employment with the Surviving Corporation of $200,000 for Mr. McClure ($100,000 for Mr. Schaefer). The agreements also provide that, if the executive is terminated by the Surviving Corporation for reasons other than disability or cause, or the executive terminates for good reason (as defined in the agreements), the executive will receive two years of salary and benefits and twice his target bonus or, if greater, two times the bonus paid to such executive with respect to calendar year 1995 (with a severance period and multiplier of three if terminated in the first year following the Effective Time), subject to an exclusive consulting non-compete agreement. If the executive voluntarily terminates employment for other than good reason, the Surviving Corporation has the option to enter into an exclusive consulting non-compete arrangement with him for up to two years after termination of employment (unless termination occurs in the first year after the Effective Time, in which event the period is for up to three years) pursuant to which the executive will receive during the consulting period an annual consulting fee of his base salary and target bonus for the year of termination, or the amount of 1995 bonus, if greater, which will be prorated for any part of the consulting period less than a full year.

  The Surviving Corporation has agreed to enter into employment agreements with other officers which will also provide for the continuation of current salary, an initial bonus and participation in an annual incentive bonus program. The agreements also provide that, if such officers are terminated by the Surviving Corporation for reasons other than disability or cause or if such officers terminate for good reason (as defined in the agreements), such officers will receive salary and benefits and their target bonus, subject to their exclusive consulting non-compete agreements. If the officers voluntarily terminate employment, the Surviving Corporation has the option to enter into an exclusive consulting non-compete arrangement with the officers for up to 12 months with salary and pro rata target bonus during the period.

  Mr. Biszantz has agreed through his consulting company to continue to consult exclusively with the Surviving Corporation for a five year period for an annual consulting fee of $550,000. The Surviving Corporation will also honor the employment agreement with Mr. Crow under which he agrees to remain in employment for three years at an annual salary of $350,000 but with no other bonus or benefits except for medical and life insurance coverage. If the employment of Mr. Crow is terminated for reasons other than disability or cause or Mr. Crow terminates his employment for good reason (as defined in the agreement), he will receive two years of salary and medical and life insurance coverage subject to an exclusive consulting non-compete agreement. In the event Mr. Crow terminates employment for other reasons, the Surviving Corporation has the option to retain him as an exclusive consultant for up to three years following termination of employment, and he will receive an annual consulting non-compete fee ranging from $100,000 (if Mr. Crow terminates during the first year of employment) to $300,000 (if Mr. Crow terminates during the third year of employment). At the end of the severance period, or if Mr. Crow continues in employment for the three year term, the Company has the option at the end of such term to enter into an exclusive consulting non-compete arrangement with Mr. Crow for up to three years with an annual payment of $200,000.

14. DIVIDENDS AND DISTRIBUTIONS.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or the Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or the Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after the date of the Merger Agreement, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares (except pursuant to the exercise of options under the Stock Option Plan that are outstanding on the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 15, the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Merger as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

  If on or after the date of the Merger Agreement, the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under
Section 15, (i) the Offer Price payable by the Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders shall (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

15. CERTAIN CONDITIONS TO THE OFFER.

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless, (i) the Minimum Condition has been satisfied and (ii) all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated.

Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of the Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

     (a) there shall be threatened, instituted or pending any suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity, (i) challenging the acquisition by the Parent or the Purchaser of any Shares under the Offer or pursuant to the Stock Option and Tender Agreement or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, the Parent or the Purchaser any damages relating to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreement that are material in relation to the Company and its subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Parent and its subsidiaries, taken as a whole, or to compel the Company or the Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreement, (iii) seeking to impose limitations on the ability of the Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment pursuant to the Offer or purchased under the Stock Option and Tender Agreement including, without limitation, the right to vote such shares of Common Stock on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit the Parent or any of its subsidiaries from effectively controlling the business or operations of the Company and its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, prospects, financial condition, assets, properties or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

     (b) there shall be any statute, law, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that could result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) (i) the Board of Directors of the Company or any committee thereof shall (A) have withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to the Parent or (B) have approved or recommended any Competing Transaction, or
   (ii) the Company shall have entered into a definitive agreement with respect to a Superior Transaction in accordance with the provisions of the Merger Agreement described under "Competing Transactions" above;

     (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement and as of the expiration of the Offer; provided, however, that all references in the Merger Agreement to the phrases "to the knowledge of the Company" or "to the Company's knowledge" or words to that effect shall be disregarded for purposes of determining whether this condition exists;

     (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a general declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any general limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions or (iv) in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof;

     (g) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) that would have a Material Adverse Effect;

     (h) the Merger Agreement shall have been terminated in accordance with its terms;

     (i) the Company shall not have entered into employment agreements with the executives listed in Exhibit A to the Merger Agreement that are contemplated by Section 6.1(q) thereof;

     (j) the Parent and the Purchaser shall not have received the estoppel certificates contemplated by Section 6.1(r) of the Merger Agreement.

  The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances (other than as a result of any action or inaction of the Parent or the Purchaser or any of their subsidiaries which constitutes a breach of the Merger Agreement) giving rise to such condition or may be waived by the Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by the Parent or the Purchaser concerning the events described above shall be final and binding upon all parties.

16. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

  Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, neither the Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any Governmental Entity that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's and its subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See the Introduction and Section 15 for a description thereof.

  State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., held that the Illinois Business Takeovers Statute, which as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. For a description of the Delaware Business Combination Law, contained in Section 203 of the DGCL, see Section 12.

  The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 15.

  Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

  Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the

FTC and the Antitrust Division. The Purchaser has filed, and the Company expects to file promptly, the Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on January 4, 1996, unless earlier terminated by the Antitrust Division and the FTC or the Purchaser or the Company receive a request for additional information or documentary material prior thereto. If, within such 15-calendar-day waiting period, either the FTC or the Antitrust Division were to request additional information or documentary material from the Purchaser or the Company, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of substantial compliance with such request by the Purchaser and the Company. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer and the Merger, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the Offer period with respect to the purchase of Shares pursuant to the Offer and the Merger.

  The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated. No separate HSR Act requirements with respect to the Merger, the Merger Agreement or the Stock Option and Tender Agreement will apply if the 15-calendar-day waiting period relating to the Offer (as described above) has expired or been terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 15.

  Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15.

  Other Foreign Approvals. According to publicly available information, the Company also owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

17. CERTAIN FEES AND EXPENSES.

  Morgan Stanley & Co. Incorporated is acting as Dealer Manager in connection with the Offer and as financial advisor to the Parent and the Purchaser in connection with the proposed acquisition of the Company. The Dealer Manager will receive from the Parent reasonable and customary compensation for all such services. In addition, the Parent has agreed to reimburse the Dealer Manager for its reasonable expenses, including reasonable fees and disbursements of its counsel, incurred in rendering its services under its engagement agreement with the Parent and has agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. The Dealer Manager from time to time renders various investment banking and financing services to the Parent and its affiliates and the Company for which it is paid customary fees. In the ordinary course of its business, Morgan Stanley may from time to time effect transactions and hold positions in the securities of the Parent and the Company.

  Kissel-Blake Inc. has been retained by the Parent and the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer and the Merger to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Parent and the Purchaser have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws.

  In addition, First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and the Merger, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  Except as set forth above, neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  The Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company will file with the Commission a Schedule 14D-9 together with exhibits, pursuant to Rule 14d-9 under the

Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedule 14D-1, Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described under "Available Information" in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          HCAC, INC.

December 22, 1995

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF

                          THE PARENT AND THE PURCHASER

                                   THE PARENT

  Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Parent. The business address of each such person is American Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of the Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of the Parent are indicated by an asterisk.

                                Principal Occupation and Material Occupations, Positions,
Name and Business Address       Offices or Employments for the Past Five Years
-------------------------       ---------------------------------------------------------
William J. Alley*               Retired since 1994; Chairman of the Board and Chief
                                Executive Officer of the Parent prior thereto
Eugene R. Anderson*             Partner, Anderson Kill Olick & Oshinsky, P.C. (law firm)
Patricia O. Ewers*              President, Pace University, since 1990; Vice President,
                                Dean of Faculties, DePaul University prior thereto
Thomas C. Hays*                 Chairman of the Board and Chief Executive Officer of the
                                Parent since January 1995; President and Chief Operating
                                Officer of the Parent prior thereto
John W. Johnstone, Jr.*         Chairman and Chief Executive Officer of Olin Corporation
                                (chemical, metal and defense-related products) since
                                1994; Chairman, President and Chief Executive Officer of
                                Olin Corporation prior thereto
Wendell J. Kelley*              Retired since 1991; Chairman and Chief Executive Officer
                                of Illinois Power Company prior thereto
Sidney Kirschner*               President and Chief Executive Officer of Northside
                                Hospital, Inc. since 1992; Chairman of the Board,
                                President and Chief Executive Officer of National Service
                                Industries, Inc. (lighting equipment, textile rentals and
                                specialty chemicals) from 1991 to 1992; President and
                                Chief Executive Officer of National Service Industries,
                                Inc. prior thereto
Gordon R. Lohman*               President and Chief Executive Officer of AMSTED
                                Industries Incorporated (products for the railroad,
                                construction and building markets) since 1990; President
                                and Chief Operating Officer of AMSTED Industries
                                Incorporated prior thereto
John T. Ludes*                  President and Chief Operating Officer of the Parent since
                                January 1995; Group Vice President of the Parent from
                                1988 to 1994; President and Chief Executive Officer of
                                Acushnet Company prior thereto

Charles H. Pistor*              Vice Chair of Southern Methodist University since 1991;
                                Chairman and Chief Executive Officer of NorthPark
                                National Bank prior thereto
Peter M. Wilson*                Chairman and Chief Executive Officer of Gallaher Limited
                                (tobacco products and distilled spirits), a subsidiary of
                                the Parent, since February 1994; Deputy Chairman of
                                Gallaher Limited from 1989 to 1994; Chairman and Chief
                                Executive Officer of Gallaher Tobacco Limited (tobacco
                                products), a subsidiary of Gallaher Limited, since 1987;
                                Mr. Wilson is a citizen of the United Kingdom
Robert L. Plancher              Senior Vice President and Chief Accounting Officer of the
                                Parent
Robert J. Rukeyser              Senior Vice President -- Corporate Affairs of the Parent
Gilbert L. Klemann, II          Senior Vice President and General Counsel of the Parent
                                since 1991; Vice President and Associate General Counsel
                                of the Parent during 1991; Partner, Chadbourne & Parke
                                (law firm) prior thereto
Dudley L. Bauerlein, Jr.        Senior Vice President and Chief Financial Officer of the
                                Parent since January 1995; Vice President and Treasurer
                                of the Parent prior thereto
Steven C. Mendenhall            Senior Vice President and Chief Administrative Officer of
                                the Parent since January 1995; Vice President and Chief
                                Administrative Officer of the Parent from 1993 through
                                1994; Vice President -- Human Resources of the Parent
                                prior thereto
Randall W. Larrimore            Vice President -- Hardware and Home Improvement Products
                                of the Parent; President and Chief Executive Officer of
                                MasterBrand Industries, Inc. (hardware and home
                                improvement products), a subsidiary of the Parent
Barry M. Berish                 Vice President -- Distilled Spirits of the Parent since
                                1990; Chairman of the Board and Chief Executive Officer
                                of Jim Beam Brands Co. (distilled spirits), a subsidiary
                                of the Parent, since 1993; President and Chief Executive
                                Officer of Jim Beam Brands Co. prior thereto
Norman H. Wesley                Vice President -- Office Products of the Parent since
                                1990; President and Chief Executive Officer of ACCO World
                                Corporation (office products, supplies and accessories),
                                a subsidiary of the Parent, since 1990; President and
                                Chief Operating Officer of ACCO World Corporation prior
                                thereto
Charles H. McGill               Vice President -- Corporate Development of the Parent
                                since February 1995; Corporate Vice President --
                                Acquisitions of The Dun and Bradstreet Corporation prior
                                thereto

                                 THE PURCHASER

  Set forth below are the name, business address and present position with the Purchaser, principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. The business address of each such person is c/o American Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811, and each such person is a United States citizen. Except as otherwise noted, each executive officer of the Purchaser has been employed in his present principal occupation listed below during the last five years. Directors of the Purchaser are indicated by an asterisk.

                                Principal Occupation and Material Occupations, Positions,
Name and Business Address       Offices or Employments for the Past Five Years
-------------------------       ---------------------------------------------------------
John T. Ludes*                  President of the Purchaser; President and Chief Operating
                                Officer of the Parent since January 1995; Group Vice
                                President of the Parent from 1988 to 1994; President and
                                Chief Executive Officer of Acushnet Company prior thereto
Robert L. Plancher*             Vice President of the Purchaser; Senior Vice President
                                and Chief Accounting Officer of the Parent
Dudley L. Bauerlein, Jr.*       Vice President of the Purchaser; Senior Vice President
                                and Chief Financial Officer of the Parent since January
                                1995; Vice President and Treasurer of the Parent prior
                                thereto
Steven C. Mendenhall*           Senior Vice President and Chief Administrative Officer of
                                the Parent since January 1995; Vice President and Chief
                                Administrative Officer of the Parent from 1993 through
                                1994; Vice President -- Human Resources of the Parent
                                prior thereto
Charles H. McGill               Vice President of the Purchaser; Vice President --
                                Corporate Development of the Parent since February 1995;
                                Corporate Vice President -- Acquisitions of The Dun and
                                Bradstreet Corporation prior thereto

                                  SCHEDULE II

                           PARENT'S DESIGNEES TO THE
                       BOARD OF DIRECTORS OF THE COMPANY

  Set forth below are the name, business address, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each of the designees of the Parent to the Board of Directors of the Company. Except as otherwise noted, the business address of each such person is American Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-0811. In addition, except as otherwise noted, each person listed below has been employed in his or her present principal occupation listed below during the last five years.

                                            PRINCIPAL OCCUPATION AND MATERIAL
                                           OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND BUSINESS ADDRESS          AGE     EMPLOYMENTS FOR THE PAST FIVE YEARS
-------------------------          --- -------------------------------------------
Walter R. Uihlein                  46  President and Chief Executive Officer of
Acushnet Company                       Acushnet Company and Chairman and Chief
333 Bridge Street                      Executive Officer--Titleist and Foot-Joy
P.O. Box 965                           Worldwide since January 1995; Senior Vice
Fairhaven, Massachusetts 02719         President of Acushnet Company and President
                                       and Chief Executive Officer--Titleist and
                                       Foot-Joy Worldwide from 1992 to 1994; Vice
                                       President of Acushnet Company and President
                                       and Chief Executive Officer--Titleist and
                                       Foot-Joy Worldwide from 1991 to 1992; Vice
                                       President of Acushnet Company and President
                                       and Chief Executive Officer--Titleist
                                       Division prior thereto
Robert S. Dubiel                   55  Executive Vice President and Chief
Acushnet Company                       Operating Officer of Acushnet Company and
333 Bridge Street                      President and Chief Operating Officer--
P.O. Box 965                           Titleist and Foot-Joy Worldwide since
Fairhaven, Massachusetts 02719         January 1995; Vice President of Acushnet
                                       Company and Executive Vice President--Sales
                                       and Marketing--Titleist and Foot-Joy
                                       Worldwide from 1992 to 1994; Vice President
                                       of Acushnet Company and President and Chief
                                       Executive Officer--Rubber Division prior
                                       thereto
Dale M. Shenk                      52  Vice President--Finance and Controller of
Acushnet Company                       Acushnet Company and Senior Vice
333 Bridge Street                      President--Finance--Titleist and Foot-Joy
P.O. Box 965                           Worldwide since 1993; Vice President--
Fairhaven, Massachusetts 02719         Finance and Controller of Acushnet Company
                                       and Senior Vice President--Finance and
                                       Controller--Titleist and Foot-Joy Worldwide
                                       from June to August 1993; Vice President
                                       and Controller of Acushnet Company and
                                       Senior Vice President--Titleist and Foot-
                                       Joy Worldwide from 1991 to 1993; Vice
                                       President and Controller of Acushnet
                                       Company prior thereto
John T. Ludes                      59  President and Chief Operating Officer of
                                       the Parent since January 1995; Group Vice
                                       President of the Parent from 1988 to 1994;
                                       President and Chief Executive Officer of
                                       Acushnet Company prior thereto

                                            PRINCIPAL OCCUPATION AND MATERIAL
                                           OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND BUSINESS ADDRESS          AGE     EMPLOYMENTS FOR THE PAST FIVE YEARS
-------------------------          --- -------------------------------------------
Dudley L. Bauerlein, Jr.           49  Senior Vice President and Chief Financial
                                       Officer of the Parent since January 1995;
                                       Vice President and Treasurer of the Parent
                                       prior thereto
Robert L. Plancher                 63  Senior Vice President and Chief Accounting
                                       Officer of the Parent
Robert J. Rukeyser                 53  Senior Vice President--Corporate Affairs of
                                       the Parent

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

        By Mail:                 By Facsimile           By Hand or Overnight
                                 Transmission                Delivery:

   Tenders & Exchanges          (201) 222-4720           Tenders & Exchanges
      P.O. Box 2559                   or                   14 Wall Street
     Suite 4660-COB             (201) 222-4721
                                                              8th Floor
Jersey City, New Jersey       Confirm Facsimile           Suite 4680-COB
       07303-2559                by Telephone:           New York, New York
                                                                10005
                                (201) 222-4707

  Questions and requests for assistance and additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               KISSEL BLAKE INC.

                                110 Wall Street
                               New York, NY 10005
                         Call Toll-Free (800) 554-7733
                     Banks and Brokers Call (212) 344-6733

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                  Incorporated

                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4699